Exhibit 5.1

191 PEACHTREE STREET NE, SUITE 849

ATLANTA, GEORGIA 30303
770-282-5111  |  FAX:  770-282-3779

August 19, 2022

Business First Bancshares, Inc.

500 Laurel Street, Suite 101

Baton Rouge, Louisiana 70801

Re:	Business First Bancshares, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Business First Bancshares, Inc., a Louisiana corporation (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), relating to the registration by the Company of (i) 143,908 shares of common stock issuable upon the exercise of outstanding time-based options under the Business First Bancshares, Inc. 2017 Equity Incentive Plan (as amended, the “Plan”) and (ii) 400,000 shares of common stock reserved for issuance under the Plan. Collectively, shares of common stock being registered under the Registration Statement with respect to the Plan are referred to herein as the “Shares.” This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined and relied upon originals or copies of (1) the Plan; (2) the forms of award agreements under the Plan, as applicable; (3) the Registration Statement; (4) the Amended and Restated Articles of Incorporation of the Company; (5) the Amended and Restated Bylaws of the Company; (6) certain resolutions of the Board of Directors of the Company; and (7) such other instruments, documents and records as we have deemed necessary, relevant or appropriate for the purposes hereof. We have relied on, and assumed the accuracy of, certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Business First Bancshares, Inc.

August 19, 2022

Based on and subject to the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized by the Company and, when the Shares are issued to the participants in the Plan, against any consideration, if any, all as contemplated by and in accordance with the terms and conditions of the Plan and any applicable award agreement, the Shares will be validly issued, fully paid and nonassessable.

This opinion is based on the laws of the State of Louisiana and the relevant federal law of the United States, and we express no opinion on the laws of any other jurisdiction. No opinion may be inferred or implied beyond the matters expressly stated herein. This opinion speaks only as of its date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Fenimore Kay Harrison LLP